Exhibit 99.1

For Immediate Release

Contact: Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Declares 5% Stock Dividend

Corona, California (May 24, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”), the parent company for Vineyard Bank, N.A. (“Vineyard”), announced today that its Board of Directors has declared a 5% common stock dividend to be issued June 22, 2007, to shareholders of record on June 8, 2007.

“This stock dividend is a key component of the company’s strategic initiatives,” said Norman Morales, president and chief executive officer. “The company continues to focus on the management of capital, balance sheet effectiveness, operational efficiency and consistent EPS growth to provide long-term shareholder value. The Board of Directors and management wish to acknowledge the continued support of our shareholders by sharing the franchise value through this stock dividend.”

Each shareholder will receive five additional shares of Vineyard National Bancorp common stock for every 100 shares currently owned. A cash payment will be made in lieu of fractional shares. Following the dividend, the company will have approximately 10.9 million common shares outstanding.

The company is a financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and five loan production offices in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.